CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS SECOND QUARTER RESULTS
Net income of $224 million
Excluding special items, record net income of $274 million

DALLAS, TEXAS - July 25, 2013 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its second quarter 2013 results. Second quarter 2013 net income was $224 million, or $.31 per diluted share, which included $50 million (net) of unfavorable special items. This compared to net income of $228 million, or $.30 per diluted share, in second quarter 2012, which included $45 million (net) of unfavorable special items. Excluding special items, second quarter 2013 net income was a record $274 million, or $.38 per diluted share, compared to $273 million, or $.36 per diluted share, in second quarter 2012. This was in line with the First Call consensus estimate of $.38 per diluted share. Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “We are pleased to report record quarterly earnings of $274 million (excluding special items). This performance benefited from all-time high operating revenues and lower fuel prices. In addition, our focus on managing costs resulted in modest year-over-year cost inflation despite significant investments in fleet modernization and other strategic initiatives. I commend our hard-working and dedicated Employees for their efforts to achieve these excellent results, while simultaneously executing on our strategic initiatives.
"While the lingering effects of government sequestration and higher taxes continued to be a drag on air travel demand, second quarter 2013 revenues and passenger traffic still reached record levels.  In addition, we are in the midst of integrating AirTran, launching new city-pairs, and optimizing the combined networks. We maintained strong load factors and ended the quarter with a record June load factor of 85.0 percent, which is notable considering the increasing mix of larger gauge 737-800s and Evolve -700s.  Although the 2.4 percent year-over-year decline in second quarter unit revenues was below plan1, results improved throughout the quarter. Third quarter 2013 revenue trends are encouraging, thus far.  To date, July unit revenues are approximately three percent above last year's July, benefiting from Southwest and

AirTran network connections and our gradual combined network optimization. Current bookings for the remainder of the third quarter also look solid.
"We remain on track with our plan to fully integrate AirTran into Southwest Airlines by the end of 2014. We are on schedule to complete the conversion of AirTran's Boeing 737-700s to the Southwest livery and deploy the Southwest international reservation system next year. During second quarter, we transitioned one -700, bringing total aircraft conversions to 12 since the acquisition. Seven more -700 conversions are planned for this year, with the remaining 33 planned for next year in conjunction with the conversion of AirTran's eight international markets. We will be transitioning AirTran's 88 Boeing 717-200s out of the fleet, beginning next month.
"Connecting the Southwest and AirTran networks was a key milestone this quarter. As of April 14th, Customers can now fly across our combined 97 destinations on a single itinerary. Our ability to optimize the combined networks and operations is enhanced significantly with connecting capabilities as we continue to transition AirTran markets to the Southwest network. Earlier this week, we extended our 2014 flight schedule through early March and announced new Southwest service between Hartsfield-Jackson Atlanta International Airport and Ronald Reagan Washington National Airport, beginning in February, which will augment AirTran's five daily nonstop flights. During second quarter 2013, Southwest launched new service to Charlotte, North Carolina; Flint, Michigan; Portland, Maine; Rochester, New York; and Wichita, Kansas, which were all AirTran cities. We also began operating Southwest's first scheduled service outside of the continental United States, with daily service to San Juan, Puerto Rico, beginning April 14th. By the end of 2013, we will have a Southwest presence in all AirTran domestic cities retained following the acquisition. While much of the converted capacity represents new city-pairs, we expect these new routes to develop rapidly. Our Cargo business also benefited from connecting the networks, coincident with the April 14th launch of cargo on AirTran under the Southwest brand.
"We are excited about our future network opportunities as we add international capabilities and continue the development of our domestic route network. We were thrilled to be awarded the slot exemption from the U.S. Department of Transportation to begin service between Houston Hobby and Ronald Reagan Washington National Airport next month. The introduction of this daily Southwest service will complete a triad of nonstop service options between Hobby and the Boston, New York, and Washington, D.C. metro areas.
“We continue to make progress on our fleet modernization efforts. During second quarter, we added three new Boeing 737-800s into service and retired two Boeing 737-300s. We also removed the first AirTran 717 from active service during the quarter in preparation for its transition out of the fleet next month. As of June 30, 2013, all Southwest Boeing 737-700s and 14 Boeing 737-300s have been retrofitted with the Evolve interior, and we plan to retrofit 64 additional -300s in the second half of this year. In May, we announced revisions to our future aircraft delivery schedule, including the launch of the Boeing 737 MAX 7 in 2019, with three objectives in mind: efficiently and aggressively manage our invested capital, shift the mix of new aircraft deliveries to the MAX, and replace Boeing 717s and Boeing 737s being retired over the next three years with more economical aircraft. This includes augmenting our Boeing orders with the acquisition of pre-owned aircraft. In line with our plan, available seat miles (capacity) for 2013 are estimated to increase two percent year-over-year as a result of larger gauge aircraft. For 2014, we currently plan to keep our capacity in line with 2013 as we continue to optimize our network and execute our strategic plan.
“Our fleet modernization and other fuel conservation efforts resulted in a 4.1 percent improvement in second quarter available seat miles per gallon. Second quarter economic fuel costs declined significantly to $3.06 per gallon, as expected, compared to second quarter 2012's $3.22 per gallon. Based on our fuel derivative contracts and market prices as of July 22nd, third quarter 2013 economic fuel costs are expected to be in the $3.05 to $3.10 per gallon range, which is below third quarter 2012's $3.16 per gallon.
"Our second quarter unit costs, excluding fuel, special items, and profitsharing, increased 1.7 percent, compared to second quarter last year. Based on current trends and benefits from our fleet modernization efforts, we expect our third quarter 2013 unit costs, excluding fuel, special items, and profitsharing, to increase slightly from third quarter 2012's 7.72 cents.
“Our balance sheet and liquidity remain strong with approximately $3.7 billion in cash and short-term investments, as of yesterday, and a $1 billion fully available revolving credit facility. Our second quarter cash flow from operations was $778 million, and capital expenditures were $193 million, resulting in $585 million in free cash flow2. Our strong cash flow generation and record second quarter profits (excluding special items) reinforce the Board's authorizations in May 2013 to increase our stock repurchase program from $1 billion to $1.5 billion, along with quadrupling our quarterly dividend to an estimated 1.2 percent annual yield (based on yesterday's closing stock price of $13.76). During second quarter 2013, we returned approximately $279 million to our Shareholders through the payment of $28 million in dividends and the repurchase of approximately $251 million, or approximately 18 million shares, under an accelerated stock repurchase program completed in June. Since August 2011, we have repurchased approximately $975 million, or approximately 100 million shares, under our total $1.5 billion share repurchase authorization."

Awards and Recognitions

•	Named Brand of the Year in the Value Airline Category by the Harris Poll

•	Received top ranking by InsideFlyer Magazine for Best Customer Service and Best Loyalty Credit Card

•	Recognized as the Best Domestic Airline for Customer Service by Executive Travel Magazine's Leading Edge Awards

•	Awarded the Value Chain Gold Award for Aviation Cargo by Connect World Magazine

•	Recognized as one of Better Investing's Top 100 Companies

•	Named Corporate Advocate of the Year by the Hispanic Chamber of Commerce of Metro Denver

•	Received the Helen Woodward Animal Center Humane Award for assistance during Hurricane Sandy

Financial Results
The Company's second quarter 2013 total operating revenues increased 0.6 percent to $4.6 billion, while operating unit revenues decreased 2.4 percent, on a 3.0 percent increase in available seat miles, and approximately four percent increase in average seats per trip, all as compared to second quarter 2012. Total operating expenses in second quarter 2013 increased 1.3 percent to $4.2 billion, as compared to second quarter 2012. The Company incurred costs (before taxes) associated with the acquisition and integration of AirTran, which are special items, of $26 million during second quarter 2013, compared to $11 million in second quarter 2012. Cumulative costs associated with the acquisition and integration of AirTran, as of June 30, 2013, totaled $363 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be no more than $550 million (before profitsharing and taxes). Excluding special items in both periods, total operating expenses in second quarter 2013 were $4.2 billion, compared to $4.1 billion in second quarter 2012.
Second quarter 2013 economic fuel costs were $3.06 per gallon, including $.05 per gallon in unfavorable cash settlements for fuel derivative contracts, compared to $3.22 per gallon in second quarter 2012, including $.04 per gallon in unfavorable cash settlements for fuel derivative contracts. The Company has derivative contracts in place for approximately 80 and 85 percent of its estimated fuel consumption in the third and fourth quarters of 2013, respectively. As of July 22nd, the fair market value of the Company's hedge portfolio through 2017 was a net asset of approximately $102 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding fuel, special items, and profitsharing in both periods, second quarter 2013 operating costs increased 0.7 percent from second quarter 2012, and 1.7 percent on a unit basis.
Operating income for second quarter 2013 was $433 million, compared to $460 million in second quarter 2012. Excluding special items, operating income was $479 million for second quarter 2013, compared to $485 million in the same period last year.
Other expenses for second quarter 2013 were $70 million, compared to $92 million in second quarter 2012. This $22 million decrease primarily resulted from $47 million in other losses recognized in second quarter 2013, compared to $62 million in second quarter 2012. In both periods, these losses primarily resulted from unrealized mark-to-market gains/losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, other losses were $12 million in second quarter 2013, compared to $14 million in second quarter 2012, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Third quarter 2013 premium costs related to fuel derivative contracts are currently estimated to be approximately $22 million, compared to $15 million in third quarter 2012. Net interest expense declined to $23 million in second quarter 2013, compared to $30 million in second quarter 2012, primarily due to the repayment of AirTran aircraft financing facilities during the first quarter of 2013.

For the six months ended June 30, 2013, total operating revenues increased 1.4 percent to $8.7 billion, while total operating expenses increased 1.2 percent to $8.2 billion, resulting in operating income of $503 million, compared to $481 million for the same period last year. Excluding special items, operating income was $591 million for first half 2013, compared to $495 million for first half 2012.
Net income for first half 2013 was $283 million, or $.39 per diluted share, compared to $327 million, or $.43 per diluted share, for the same period last year. Excluding special items, net income for first half 2013 was $328 million, or a record $.45 per diluted share, compared to $255 million, or $.33 per diluted share, for the same period last year.
The Company's return on invested capital2 (before taxes and excluding special items) was approximately nine percent for the twelve months ended June 30, 2013. Additional information regarding pre-tax return on invested capital is included in the accompanying reconciliation tables.
For the six months ended June 30, 2013, net cash provided by operations was $1.8 billion, and capital expenditures were $727 million, resulting in free cash flow2 in excess of $1 billion. The Company repaid $216 million in debt and capital lease obligations during first half 2013, and intends to repay approximately $100 million more in debt and capital lease obligations during the remainder of the year.

Conference Call
Southwest will discuss its second quarter 2013 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at http://southwest.investorroom.com.

1The Company presented its 2013 plan at its Investor Day held in December 2012. The presentation, including revenue and capacity assumptions in its 2013 plan, can be found at http://southwest.investorroom.com/past-events.
2See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook and projected results of operations; (ii) the integration of AirTran and the Company's related financial and operational plans and expectations, including expected benefits and costs associated with the integration; (iii) the Company's fleet plans, including its fleet modernization and capacity plans and expectations; (iv) the Company's network plans, opportunities, and expectations; (v) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; and (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) demand for the Company's services and the impact of fuel prices, economic conditions, and actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (ii) the Company's ability to effectively integrate AirTran and realize the expected synergies and other benefits from the acquisition; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (v) the Company's dependence on third parties with respect to certain of its initiatives, in particular its fleet plans; (vi) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of governmental and other regulation related to the Company's operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2013	2012		Percent change	2013	2012		Percent change
OPERATING REVENUES:
Passenger	$4,380	$4,347	(1)	0.8	$8,218	$8,097	(1)	1.5
Freight	43	42		2.4	82	79		3.8
Other	220	227	(1)	(3.1)	427	430	(1)	(0.7)
Total operating revenues	4,643	4,616		0.6	8,727	8,606		1.4
OPERATING EXPENSES:
Salaries, wages, and benefits	1,298	1,222		6.2	2,481	2,363		5.0
Fuel and oil	1,489	1,577		(5.6)	2,946	3,087		(4.6)
Maintenance materials and repairs	281	291		(3.4)	571	562		1.6
Aircraft rentals	92	90		2.2	185	178		3.9
Landing fees and other rentals	292	260		12.3	558	513		8.8
Depreciation and amortization	213	202		5.4	422	403		4.7
Acquisition and integration	26	11		136.4	39	24		62.5
Other operating expenses	519	503		3.2	1,022	995		2.7
Total operating expenses	4,210	4,156		1.3	8,224	8,125		1.2
OPERATING INCOME	433	460		(5.9)	503	481		4.6
OTHER EXPENSES (INCOME):
Interest expense	33	38		(13.2)	62	77		(19.5)
Capitalized interest	(8)	(6)		33.3	(13)	(11)		18.2
Interest income	(2)	(2)		—	(3)	(3)		—
Other (gains) losses, net	47	62		(24.2)	1	(109)		(100.9)
Total other expenses (income)	70	92		(23.9)	47	(46)		n.a.
INCOME BEFORE INCOME TAXES	363	368		(1.4)	456	527		(13.5)
PROVISION FOR INCOME TAXES	139	140		(0.7)	173	200		(13.5)
NET INCOME	$224	$228		(1.8)	$283	$327		(13.5)

NET INCOME PER SHARE:
Basic	$0.31	$0.30			$0.39	$0.43
Diluted	$0.31	$0.30			$0.39	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	714	757			719	764
Diluted	722	764			727	771

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $9 million and $17 million in Operating revenues for the three and six months ended June 30, 2012, respectively, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2013	2012	Percent Change	2013	2012	Percent Change
Fuel and oil expense, unhedged	$1,442	$1,544		$2,847	$3,022
Add: Fuel hedge losses included in Fuel and oil expense	47	33		99	65
Fuel and oil expense, as reported	$1,489	$1,577		$2,946	$3,087
Add (Deduct): Net impact from fuel contracts (1)	(20)	(14)		(49)	10
Fuel and oil expense, economic	$1,469	$1,563	(6.0)	$2,897	$3,097	(6.5)

Total operating expenses, as reported	$4,210	$4,156		$8,224	$8,125
Add (Deduct): Net impact from fuel contracts (1)	(20)	(14)		(49)	10
Total operating expenses, economic	$4,190	$4,142		$8,175	$8,135
Deduct: Acquisition and integration costs	(26)	(11)		(39)	(24)
Total operating expenses, non-GAAP	$4,164	$4,131		$8,136	$8,111
Deduct: Profitsharing expense	(78)	(73)		(94)	(73)
Total operating expenses, non-GAAP, excluding Profitsharing	$4,086	$4,058	0.7	$8,042	$8,038	—

Operating income, as reported	$433	$460		$503	$481
Add (Deduct): Net impact from fuel contracts (1)	20	14		49	(10)
Operating income, economic	$453	$474		$552	$471
Add: Acquisition and integration costs	26	11		39	24
Operating income, non-GAAP	$479	$485	(1.2)	$591	$495	19.4

Other (gains) losses, net, as reported	$47	$62		$1	$(109)
Add (Deduct): Net impact from fuel contracts (1)	(35)	(48)		16	129
Other losses, net, non-GAAP	$12	$14	(14.3)	$17	$20	(15.0)

Income before income taxes, as reported	$363	$368		$456	$527
Add (Deduct): Net impact from fuel contracts (1)	55	62		33	(139)
	$418	$430		$489	$388
Add: Acquisition and integration costs	26	11		39	24
Income before income taxes, non-GAAP	$444	$441	0.7	$528	$412	28.2

Net income, as reported	$224	$228		$283	$327
Add (Deduct): Net impact from fuel contracts (1)	55	62		33	(139)
Add (Deduct): Income tax impact of fuel contracts	(21)	(24)		(12)	52
	$258	$266		$304	$240
Add: Acquisition and integration costs, net (2)	16	7		24	15
Net income, non-GAAP	$274	$273	0.4	$328	$255	28.6

Net income per share, diluted, as reported	$0.31	$0.30		$0.39	$0.43
Add (Deduct): Net impact from fuel contracts	0.05	0.05		0.03	(0.12)
	$0.36	$0.35		$0.42	$0.31
Add: Impact of special items, net (2)	0.02	0.01		0.03	0.02
Net income per share, diluted, non-GAAP	$0.38	$0.36	5.6	$0.45	$0.33	36.4
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$7	$(10)	$7	$(12)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(27)	(4)	(56)	22
Impact from fuel contracts to Fuel and oil expense	$(20)	$(14)	$(49)	$10

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(7)	$10	$(7)	$12
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	27	4	56	(22)
Impact from fuel contracts to Operating Income	$20	$14	$49	$(10)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(25)	$(50)	$35	$156
Ineffectiveness from fuel hedges settling in future periods	(3)	(8)	(12)	(39)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(7)	10	(7)	12
Impact from fuel contracts to Other (gains) losses, net	$(35)	$(48)	$16	$129

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$25	$50	$(35)	$(156)
Ineffectiveness from fuel hedges settling in future periods	3	8	12	39
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	27	4	56	(22)
Impact from fuel contracts to Net Income (2)	$55	$62	$33	$(139)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Excludes income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2013	2012		Change	2013	2012		Change
Revenue passengers carried	28,960,367	28,859,348		0.4%	54,164,301	54,420,170		(0.5)%
Enplaned passengers	35,530,779	35,210,151		0.9%	66,243,404	66,364,573		(0.2)%
Revenue passenger miles (RPMs) (000s)	27,929,506	27,206,498		2.7%	51,686,249	50,891,364		1.6%
Available seat miles (ASMs) (000s)	34,231,243	33,230,589		3.0%	65,032,668	63,863,482		1.8%
Load factor	81.6%	81.9%		(0.3) pts.	79.5%	79.7%		(0.2) pts.
Average length of passenger haul (miles)	964	943		2.2%	954	935		2.0%
Average aircraft stage length (miles)	708	699		1.3%	701	692		1.3%
Trips flown	343,592	352,726		(2.6)%	662,106	686,622		(3.6)%
Average passenger fare	$151.23	$150.65	(1)	0.4%	$151.73	$148.80	(1)	2.0%
Passenger revenue yield per RPM (cents)	15.68	15.98	(1)	(1.9)%	15.90	15.91	(1)	(0.1)%
RASM (cents)	13.56	13.89		(2.4)%	13.42	13.48		(0.4)%
PRASM (cents)	12.79	13.08	(1)	(2.2)%	12.64	12.68	(1)	(0.3)%
CASM (cents)	12.30	12.51		(1.7)%	12.65	12.72		(0.6)%
CASM, excluding fuel (cents)	7.95	7.76		2.4%	8.12	7.89		2.9%
CASM, excluding special items (cents)	12.16	12.43		(2.2)%	12.51	12.70		(1.5)%
CASM, excluding fuel and special items (cents)	7.87	7.73		1.8%	8.06	7.85		2.7%
CASM, excluding fuel, special items, and profitsharing (cents)	7.64	7.51		1.7%	7.92	7.74		2.3%
Fuel costs per gallon, including fuel tax (unhedged)	$3.01	$3.18		(5.3)%	$3.12	$3.25		(4.0)%
Fuel costs per gallon, including fuel tax	$3.11	$3.25		(4.3)%	$3.23	$3.32		(2.7)%
Fuel costs per gallon, including fuel tax (economic)	$3.06	$3.22		(5.0)%	$3.17	$3.33		(4.8)%
Fuel consumed, in gallons (millions)	478	483		(1.0)%	910	926		(1.7)%
Active fulltime equivalent Employees	45,216	46,128		(2.0)%	45,216	46,128		(2.0)%
Aircraft in service at period-end	696	695		0.1%	696	695		0.1%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $9 million and $17 million in Operating revenues for the three and six months ended June 30, 2012, respectively, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Return on Invested Capital
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	June 30, 2013	June 30, 2012
Operating Income, as reported	645	853
Add (Deduct): Net impact from fuel contracts	92	(3)
Add: Acquisition and integration costs	198	83
Add: Asset impairment, net (1)	—	14
Operating Income, non-GAAP	935	947
Net adjustment for aircraft leases (2)	127	160
Adjustment for fuel hedge accounting	(35)	(68)
Adjusted Operating Income, non-GAAP	1,027	1,039

Average invested capital (3)	11,937	13,037
Equity adjustment for hedge accounting	132	240
Adjusted average invested capital	12,069	13,277

ROIC, pre-tax	9%	8%

(1) Net of profitsharing impact.
(2) Net adjustment related to presumption that all aircraft in fleet are owned.
(3) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,489	$1,113
Short-term investments	1,904	1,857
Accounts and other receivables	514	332
Inventories of parts and supplies, at cost	461	469
Deferred income taxes	287	246
Prepaid expenses and other current assets	209	210
Total current assets	4,864	4,227
Property and equipment, at cost:
Flight equipment	16,707	16,367
Ground property and equipment	2,883	2,714
Deposits on flight equipment purchase contracts	633	416
	20,223	19,497
Less allowance for depreciation and amortization	7,059	6,731
	13,164	12,766
Goodwill	970	970
Other assets	384	633
	$19,382	$18,596
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,232	$1,107
Accrued liabilities	1,207	1,102
Air traffic liability	3,077	2,170
Current maturities of long-term debt	263	271
Total current liabilities	5,779	4,650

Long-term debt less current maturities	2,671	2,883
Deferred income taxes	2,883	2,884
Deferred gains from sale and leaseback of aircraft	57	63
Other noncurrent liabilities	1,211	1,124
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,201	1,210
Retained earnings	6,015	5,768
Accumulated other comprehensive loss	(248)	(119)
Treasury stock, at cost	(995)	(675)
Total stockholders' equity	6,781	6,992
	$19,382	$18,596

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$224	$228	$283	$327
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	213	202	422	403
Unrealized (gain) loss on fuel derivative instruments	55	63	33	(138)
Deferred income taxes	21	24	23	38
Amortization of deferred gains on sale and leaseback of aircraft	(3)	(3)	(6)	(6)
Changes in certain assets and liabilities:
Accounts and other receivables	(51)	(37)	(147)	(105)
Other assets	6	(39)	(19)	(90)
Accounts payable and accrued liabilities	162	77	282	301
Air traffic liability	199	(28)	907	693
Cash collateral received from derivative counterparties	(53)	(181)	(25)	(34)
Other, net	5	(161)	7	(19)
Net cash provided by operating activities	778	145	1,760	1,370
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment, net	(193)	(416)	(727)	(543)
Purchases of short-term investments	(900)	(633)	(1,624)	(1,255)
Proceeds from sales of short-term and other investments	793	688	1,580	1,424
Other, net	—	6	—	6
Net cash used in investing activities	(300)	(355)	(771)	(368)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	13	12	19	17
Payments of long-term debt and capital lease obligations	(52)	(38)	(216)	(469)
Payments of cash dividends	(28)	(8)	(43)	(14)
Repurchase of common stock	(251)	(225)	(351)	(275)
Other, net	(9)	(6)	(22)	(7)
Net cash used in financing activities	(327)	(265)	(613)	(748)

NET CHANGE IN CASH AND CASH EQUIVALENTS	151	(475)	376	254

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,338	1,558	1,113	829

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,489	$1,083	$1,489	$1,083

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 22, 2013

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	3Q 2013 (2)	4Q 2013 (2)	Full Year 2013

$85	$2.85 - $2.90	$2.85 - $2.90	$3.00 - $3.05
$95	$2.90 - $2.95	$2.90 - $2.95	$3.05 - $3.10
Current Market (1)	$3.05 - $3.10	$3.05 - $3.10	$3.10 - $3.15
$115	$3.15 - $3.20	$3.25 - $3.30	$3.20 - $3.25
$125	$3.25 - $3.30	$3.35 - $3.40	$3.25 - $3.30

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent crude oil-equivalent price levels

2014	Approx. 35%
2015	Approx. 35%
2016	Approx. 30%
2017	Approx. 50%

(1) Brent crude oil average market prices as of July 22, 2013 were approximately $107 and $105 per barrel for third and fourth quarter 2013, respectively.

(2) The Company has approximately 80 percent of its third quarter 2013 estimated fuel consumption covered by fuel derivative contracts with approximately 70 percent at varying Gulf Coast jet fuel-equivalent prices and the remainder at varying Brent crude oil-equivalent prices.  The Company has approximately 85 percent of its fourth quarter 2013 estimated fuel consumption covered by fuel derivative contracts with approximately 75 percent at varying Gulf Coast jet fuel-equivalent prices and the remainder at varying Brent crude oil-equivalent prices.  The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of July 22, 2013.

Southwest Airlines Co.
737 Delivery Schedule
As of July 24, 2013

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2013	—		18	—	2	—	—		—	20	(3)
2014	—		36	—	7	—	—		—	43
2015	36		—	—	5	—	—		—	41
2016	31		—	12	—	—	—		—	43
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	14		23	37
2024	—		—	—	—	—	14		23	37
2025	—		—	—	—	—	—		36	36
Through 2027	—		—	—	—	—	—		72	72
	92	(1)	54	36	14	30	150	(2)	191	567

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes nine 737-800s and two leased 737-700s delivered through July 24, 2013.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and return on invested capital, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2013, the Company generated $585 million in free cash flow, calculated as operating cash flows of $778 million less capital expenditures of $193 million. For the six months ended June 30, 2013, the Company generated $1,033 million in free cash flow, calculated as operating cash flows of $1,760 million less capital expenditures of $727 million. The Company believes return on invested capital is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital may differ; therefore, the Company is providing an explanation of its calculation for return on invested capital (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).